Exhibit 99.1

Kopin Reports Record Full-Year 2009 Earnings of $19.4 Million; Best Fourth Quarter in Company History

  Company Posts Full-Year Revenues of $114.7 Million
  Fourth-Quarter Revenues Increase 13% to $33 Million
  Fourth-Quarter Net Income Grows to $5.3 Million, $0.08 Per Share
  Kopin Exits Year with Cash and Marketable Securities of $114.5 Million and No Debt

TAUNTON, Mass.--(BUSINESS WIRE)--February 25, 2010--Kopin Corporation (NASDAQ: KOPN) today reported the following financial results for the three and twelve months ended December 26, 2009:

(in millions, except per share data)	Three Months Ended		12 Months Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Revenues
III-V	$15.0	$10.9	$46.5	$47.0
Display	18.0	18.2	68.2	67.8
Total	$33.0	$29.1	$114.7	$114.8
Net Income	$5.3	$1.8	$19.4	$2.6
Net Income per Diluted Share	$0.08	$0.03	$0.29	$0.04

“We capped a strong year with the best fourth quarter in our history,” said President and Chief Executive Officer Dr. John C.C. Fan. “After a difficult economic environment to start the year, III-V revenues ended 2009 with a flourish, increasing approximately 37% year-over-year in the fourth quarter. Our display products continued the solid momentum that began at the end of 2008. Gross margin improved by 300 basis points for the fourth quarter to 30.8% of product revenues from 27.8% for the same period in 2008, reflecting higher sales of CyberDisplay products for military applications and an increase in III-V product volume in the 2009 period.”

Net income increased to $5.3 million, or $0.08 per diluted share, in the fourth quarter of 2009 from $1.8 million, or $0.03 per diluted share, for the comparable period of 2008. The fourth quarter of 2008 results of operations included a loss of $1.1 million associated with impairment of loans to Kopin Taiwan Corporation (KTC), and a non-cash impairment charge of approximately $0.8 million related to corporate debt securities.

“Our record 2009 net income resulted from our strategy, which we implemented several years ago, of focusing on offering higher-margin products and migrating from selling components to more complete system solutions,” said Dr. Fan. “We generated $22 million of cash from operating activities in 2009 while making significant investments in personnel, new product development and capacity for both products lines, and completing the acquisition of KTC. Our 2009 results are a testament to our basic philosophy of aggressively investing in technology while being fiscally conservative.”

For the fiscal year ended December 26, 2009, Kopin reported record net income of $19.4 million, or $0.29 per diluted share, compared with net income of $2.6 million, or $0.04 per diluted share, for the 12 months ended December 27, 2008. Significant items for the 12-month period of 2009 included gains of $6.3 million on the sale of patents that the Company is no longer using; $1.2 million from the repayment of a receivable from KTC previously written-off; $0.6 million representing the write-up of Kopin’s investment in KTC to its fair market value immediately prior to the purchase of the additional shares by the Company in 2009 partially offset by a $0.9 million expense from an impairment write-down of certain marketable debt securities which were deemed other-than-temporarily impaired. Significant items for the 12 months ended December 27, 2008 included: a loss of $2.7 million associated with the sale of Kenet; a loss of $1.2 million associated with impairment of loans to KTC; and a non-cash impairment charge of $1.3 million related to corporate debt securities.

Gross margin increased to 29.7% of product revenues for the 12 months ended December 26, 2009, compared with 27.5% of product revenues for the comparable period of 2008.

Cash and marketable securities totaled $114.5 million at December 26, 2009, an increase of approximately $14.5 million from December 27, 2008. During 2009 Kopin repurchased $5.3 million of stock under its buy-back program and had capital expenditures of $3.7 million. Kopin has no long-term debt.

Business Highlights

Display Products

“Continued strong demand from our defense partners drove excellent results in our display business,” Dr. Fan said. “Military display revenues increased 7% in the fourth quarter and 40% for full-year 2009, reflecting our position as a critical display supplier for the U.S. Army’s Thermal Weapons Sight (TWS) programs. This program marks just one step in the Department of Defense’s strong commitment to develop and deploy the most advanced technology for its soldiers. We are proud to play a vital role in that effort. Leveraging our participation in the TWS programs, we also are actively engaged with the U.S. military in designing advanced display solutions for a range of projects still in development.”

Display revenues by category were as follows:

	Three Months Ended		12 Months Ended
Display Revenues by Category (in millions )	Dec. 26, 2009	Dec. 27, 2008	Dec. 26, 2009	Dec. 27, 2008
Military Applications	$13.2	$12.3	$51.5	$36.8
Consumer Electronic Applications	2.1	3.3	9.2	18.2
Eyewear Applications	0.6	0.8	1.8	6.4
Research & Development	2.1	1.8	5.7	6.4

Total	$18.0	$18.2	$68.2	$67.8

Golden-i™

“Complementing the success of our military display programs, we continue to achieve significant progress on our exciting new Golden-i initiative,” Dr. Fan said. “Golden-i combines game-changing mobile video communications with voice-activated, hands-free computing. The lightweight, wireless Bluetooth/WiFi device provides access to virtually any digital information – on demand – through our near-eye, 15-inch virtual PC display. The Golden-i program is being developed in partnership with a number of the world’s technology leaders, including Microsoft, Motorola, Nuance Communications, and Texas Instruments. Motorola recently unveiled a prototype Golden-i headset at the Mobile World Congress in Barcelona.”

This month, Kopin reached a key milestone in bringing its proprietary technology to market, with the announcement of the availability of Golden-i headset Software Developer Kits (SDK) for field testing. “End-users are encouraged to develop application software based on our operating software for their specific application. Golden-i is being designed initially for industrial applications, and is also expected to be used for military, communications and entertainment applications. “We expect to begin initial shipments of Golden-i SDKs in the second quarter of this year,” Dr. Fan said.

III-V Products

“Our III-V product line posted double-digit percentage growth in the fourth quarter, which we believe was driven by accelerating consumer demand for smartphones,” Dr. Fan said. “Our unique GaAs HBT technology is helping the world’s leading integrated circuit manufacturers design power amplifiers with the enhanced performance and power efficiency required by today’s multimedia mobile devices. Despite a challenging economic climate during much of the past year, I am pleased to say business was strong across our entire III-V customer base in the second half of 2009.”

Business Outlook

“Anchored by a strong balance sheet, manufacturing know-how and technology expertise, we are well positioned to generate sustained growth,” Dr. Fan said. “Innovation is an integral part of our history and strategy. While other companies have struggled during the economic downturn, we have capitalized on the opportunity by expanding our technology and product portfolios. We have continued to enhance our manufacturing capabilities and capacity, add new management and scientific talents, patent new technologies and develop the advanced new display systems and III-V structures that we believe will become growth engines for the Company in the coming years. Our near-term prospects are also bright. Based on the current business environment, we expect revenues of between $120 million and $130 million for 2010.”

Fourth-Quarter Conference Call

In conjunction with its fourth-quarter 2009 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 p.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call also will be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V products, including heterojunction bipolar transistors (HBTs), that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements that our record 2009 net income resulted from our strategy to focus on higher-margin products; our belief that we have made significant investments in personnel, new product development and capacity for our product lines; our belief that our 2009 results are a testament to our basic philosophy of aggressively investing in technology while being fiscally conservative; our belief that continued strong demand from our defense partners produced excellent results in our business; our belief that our military display revenues reflect our position as a critical display supplier of the U.S. Army’s Thermal Weapons Sight (TWS) programs; our belief that the TWS program marks just one step in the Department of Defense’s strong commitment to develop and deploy the most advanced technology for its soldiers; our statement that we are actively engaged with the U.S. Military in designing advanced display solutions for a range of projects still in development; our belief that we continue to achieve significant progress on our new Golden-i initiative; our belief that Golden-i is game-changing; our belief that we reached a key milestone with the availability of Golden-i headset Software Developer Kits; our expectation that Golden-i will be used for military, communications and entertainment applications; our expectation that initial shipments of Golden-i will begin in the second quarter of this year; our belief that GaAs HBT technology is helping the world’s leading integrated circuit manufacturers design power amplifiers; our belief that we are well positioned to generate sustained growth; our belief that innovation is an integral part of our strategy; our statement that we have continued to enhance our manufacturing capabilities and develop advanced new display systems and III-V structures and our belief that these will become growth engines for the Company in the coming years; and our expectation that revenue will be between $120 million and $130 million for 2010. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the U.S. Army’s Thermal Weapon Sight programs will not continue to ramp production in 2010 or if they do the Company will be unable to produce the product for these programs; field tests of Kopin’s Golden-i SDKs may prove unsuccessful; the Company may be unable to produce Golden-i in commercial volumes; the relationship between Kopin and its Golden-i technology partners may not be successful, or prospective customers may be unwilling to purchase the product; the Company’s 2010 revenue expectations will turn out to be wrong; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of its products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 27, 2008, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008

Revenues:
Product revenues	$30,740,620	$27,074,532	$108,118,271	$107,581,841
Research and development revenues	2,230,155	2,017,831	6,536,486	7,223,696
	32,970,775	29,092,363	114,654,757	114,805,537
Expenses:
Cost of product revenues	21,286,571	19,556,295	75,982,694	77,979,570
Research and development	3,653,154	3,119,734	14,147,034	15,974,042
Selling, general and administrative	3,630,431	3,076,034	14,136,482	15,980,362
	28,570,156	25,752,063	104,266,210	109,933,974
Income from operations	4,400,619	3,340,300	10,388,547	4,871,563
Other income and (expense):
Interest and other income	1,027,527	1,158,156	11,148,095	5,670,391
Other expense	(260,579)	(2,141,336)	(2,059,346)	(5,399,116)
	766,948	(983,180)	9,088,749	271,275

Income before benefit (provision) for income taxes, equity earnings (losses) in unconsolidated affiliates and net loss (income) from noncontrolling interest	5,167,567	2,357,120	19,477,296	5,142,838

Benefit (provision) for income taxes	107,800	17,000	(690,200)	(792,000)

Income before equity earnings (losses) in unconsolidated affiliates and net loss (income) of noncontrolling interest	5,275,367	2,374,120	18,787,096	4,350,838

Equity earnings (losses) in unconsolidated affiliates	1,291	(475,568)	483,057	(1,081,205)

Income before net loss (income) of noncontrolling interest	5,276,658	1,898,552	19,270,153	3,269,633

Net loss (income) attributable to noncontrolling interest	56,025	(86,354)	173,217	(683,153)

Net income	$5,332,683	$1,812,198	$19,443,370	$2,586,480

Net income per share:
Basic	$0.08	$0.03	$0.29	$0.04
Diluted	$0.08	$0.03	$0.29	$0.04

Weighted average number of common shares outstanding:
Basic	66,328,476	68,257,721	66,849,490	67,876,385
Diluted	67,129,229	68,648,400	67,457,751	68,163,758

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 26, 2009	December 27, 2008
ASSETS
Current assets:
Cash and marketable securities	$114,546,501	$100,015,991
Accounts receivable, net	19,265,087	19,604,716
Inventory	16,453,869	13,269,486
Prepaid and other current assets	1,951,607	1,366,968

Total current assets	152,217,064	134,257,161

Equipment and improvements, net	20,752,558	19,359,874
Other assets	10,254,846	6,060,460

Total assets	$183,224,468	$159,677,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,615,938	$8,736,996
Accrued expenses	5,319,045	5,551,156
Billings in excess of revenue earned	3,084,062	3,127,923

Total current liabilities	18,019,045	17,416,075

Lease commitments	903,133	866,965

Total Kopin Corporation stockholders' equity	160,186,536	138,481,936
Noncontrolling interest	4,115,754	2,912,519
Total stockholders' equity	164,302,290	141,394,455
Total liabilities and stockholders' equity	$183,224,468	$159,677,495

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
SSolomon@InvestorRelations.com